Exhibit 99.1

October 22, 2001

FOR IMMEDIATE RELEASE

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

                  THIRD QUARTER AND YEAR TO DATE 2001 RESULTS;
             CONTINUING ARBITRATION OF CLAIMS BY A FORMER EXECUTIVE

                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market

         Watsonville, CA. October 22, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $1.1 million, equivalent to $0.31 diluted earnings per share, for the quarter ended September 30, 2001, compared to net income of $461 thousand, or $0.15 diluted earnings per share, for the same period in 2000. Net income during the quarter ended June 30, 2001 (the immediately preceding quarter) was $949 thousand, equivalent to $0.29 diluted earnings per share.

         For the nine months ended September 30, 2001, net income was $2.6 million, equivalent to $0.79 diluted earnings per share. This compares to net income of $1.8 million, or $0.58 diluted earnings per share, for the first nine months of 2000. Net income during 2001 was impacted by (pre-tax) operating costs for the conversion of the Company's core data processing system ($447 thousand) and legal expenses associated with the arbitration of claims by a former executive ($284 thousand).

         During the third quarter of 2001, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of consumers and businesses throughout the Greater Monterey Bay Area. Key accomplishments during the third quarter of 2001 included the hiring of two experienced commercial banking relationship managers, continuing to implement technology complementary to the new core processing system installed in March 2001, and the attainment of record levels of total assets, loans, deposits, and stockholder's equity at September 30, 2001. In addition, the $1.1 million in earnings during the third quarter of 2001 was the highest of any quarter in the Company's history.

         The Company experienced only limited and indirect impact from the events of September 11, 2001. Sales of non-FDIC insured investment products were suspended for a week following the actions, and then remained slow through the end of the third quarter. A significant market maker in the Company's NASDAQ-traded common stock that also provided equity analyst coverage was headquartered in the World Trade Center and was more directly impacted. To help maintain the liquidity in its stock, the Company is seeking other market makers and intends to work with the impacted market maker as that firm rebuilds.

         Net interest income increased from $4.4 million and $13.4 million during the third quarter and first nine months of 2000, respectively, to $5.0 million and $14.5 million during the same periods in 2001 primarily due to greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 3.79% and 3.80% for the three and nine months ended September 30, 2001, compared to 3.67% and 3.80% during the same periods in 2000.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
October 22, 2001


         The Company's margins have been impacted in 2001 by a shift in loan mix toward residential mortgages and by the Company's difficulty in decreasing NOW and Savings deposit rates at the same pace as the declines in indices utilized for adjustable rate loans. The NOW and Savings deposit rates were already at low nominal levels before the significant interest rate cuts implemented by the Federal Reserve in 2001. The Company has moderated the impact of these factors in 2001 through its asset / liability management program.

         The Company recorded a $275 thousand provision for loan losses during the third quarter of 2001, down from $650 thousand during the third quarter of 2000. For the first nine months of 2001, the Company recorded $1.1 million in provisions for loan losses, compared to $1.7 million during the same period in 2000. Loan loss provisions during 2001 were lower than those for the prior year due to the Company's favorable credit experience thus far in 2001 and because of the aforementioned shift in loan mix toward relatively lower risk residential mortgages.

         The Company's ratio of loan loss reserves to loans outstanding increased slightly from 1.35% at December 31, 2000 to 1.38% at September 30, 2001. No recoveries were realized during the first nine months of 2001, and charge-offs during the period totaled $52 thousand, half of which occurred during the third quarter.

         Various factors including the opening of new power plants, moderate weather, the national economic slowdown, and conservation contributed to the State of California's being able to meet electricity demand during the summer of 2001 with only minimal disruption. While the peak summer demand season is now over, longer term aspects of the California energy crisis remain, including uncertainty regarding the settlement of the various financial components of the crisis. The Company includes an analysis of borrowers' exposure to energy availability and prices as part of its underwriting process for new loans.

         The Company recently completed the installation of a new and larger natural gas powered electricity generator at its administrative headquarters building. The new generator produces sufficient electricity to power the entire building and all associated equipment, including the Company's primary data processing servers. This new generator replaces a smaller unit that the Company plans to relocate to its backup data processing "hot site", thereby providing additional disaster recovery capability.

         Non-accrual loans at September 30, 2001 totaled $957 thousand, down from $4.7 million at December 31, 2000. The payoff in full on two large non-accrual loans in April 2001 accounted for most of the decline. Non-accrual loans at September 30, 2001 were primarily comprised of delinquent residential mortgages. The Company had no foreclosed real estate at September 30, 2001.

         In reviewing the adequacy of the level of loan loss reserves during the third quarter of 2001, the Company included an evaluation of the impact of the national economic slowdown upon the amount of loss inherent in the portfolio. To date, real estate values in the Company's primary market areas have generally not experienced significant declines. However, the need for additions to the loan loss reserve through provisions charged against income could increase in future periods depending upon the depth and duration of the national economic slowdown in general and the status of the local economy in Central California in particular.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
October 22, 2001


         The special residential loan pool that the Company purchased in 1998 has paid down significantly in 2001. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through October 20, 2001, the Company has allocated certain reserves to this pool due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which was paid down to $6.8 million at September 30, 2001. In October, the Company received approximately $554 thousand in additional principal repayments associated with September activity.

         Non-interest income totaled $690 thousand and $2.0 million during the three and nine months ended September 30, 2001, comparing favorably to $630 thousand and $1.7 million during the same periods in 2000.

         Service charge income rose from $356 thousand and $949 thousand during the three and nine months ended September 30, 2000 to $401 thousand and $1.3 million during the same periods in 2001. This increase primarily resulted from the revised fee and service charge schedule implemented with the new core processing system in March, 2001.

         The Company sold two non-Agency collateralized mortgage obligations during the third quarter of 2001 for a pre-tax gain of $156 thousand. The sale was made in conjunction with its asset / liability management program and to provide additional liquidity for lending. No securities were sold during the third quarter of 2000. For the first nine months of 2001, gains on the sale of securities totaled $190 thousand, compared to a loss of $77 thousand during the same period in 2000.

         Loan servicing income totaled $33 thousand and $77 thousand during the three and nine months ended September 30, 2001, compared to $30 thousand and $90 thousand during the same periods in 2000. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis. As a result, the portfolio of loans serviced for others is declining as loans pay off. At September 30, 2001, the Company serviced $47.0 million in various types of loans for other investors, compared to $62.0 million at December 31, 2000.

         Commissions from sale of non-FDIC insured investments totaled $35 thousand and $223 thousand during the three and nine months ended September 30, 2001, compared to $145 thousand and $534 thousand during the same periods in 2000. Less favorable general capital market conditions, the events of September 11, 2001, and investment staff turnover contributed to the lower revenues in 2001 versus 2000.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
October 22, 2001


         Gains on the sale of loans increased from $4 thousand and $15 thousand during the three and nine months ended September 30, 2000 to $18 thousand and $47 thousand during the same periods in 2001. The lower interest rate environment in 2001 resulting from the nine rate cuts implemented by the Federal Reserve has led to a strong residential loan refinance market, which in turn has bolstered the Company's mortgage banking activity. Faster mortgage prepayments during the fourth quarter of 2001 may affect the Company's ability to maintain the size of its portfolio of loans held for investment.

         Non-interest expense totaled $3.6 million and $10.9 million for the three and nine months ended September 30, 2001, compared to $3.6 million and $10.3 million for the same periods in 2000. Total non-interest expense in 2001 has been increased by costs for the data processing conversion ($447 thousand) and legal expenses associated with the arbitration of claims by a former executive ($284 thousand).

         The Company continued participating in binding arbitration during the third quarter of 2001 to address claims by the former President and Chief Operating Officer regarding payments due under his employment contracts. The arbitration process is expected to conclude during the fourth quarter of 2001. In the third quarter of 2000, the Company established a $250 thousand reserve for the settlement of these claims, exclusive of legal costs that are being recognized as incurred. At this time, the Company, following consultation with counsel, believes this reserve to be adequate to cover its liabilities in this regard. Legal costs associated with the arbitration totaled $123 thousand during the third quarter of 2001.

         Throughout 2001, the Company has adjusted its staffing to advance the strategic plan, primarily through the hiring of commercial loan officers and professional bankers. Staffing has also increased in the data processing function, coincident with the Company's shifting from an external service bureau to in-house data processing. The change in the Company's systems environment also impacted various other operating expenses. Data processing fees were much lower in the third quarter of 2001 than the same period in 2000, while equipment expense was higher due to the added depreciation from the new hardware and software installed in 2001.

         Costs for the data processing conversion included deconversion fees to the prior service bureau, printing and postage costs for additional customer communications, employee training and travel costs, and consulting fees for technology professionals retained to assist with and speed the implementation of the new system.

         Advertising and promotion costs were identical in the third quarter of 2001 and 2000, but lower in the first nine months of 2001 versus the same period in 2000 due to the Company's postponing certain marketing efforts early in 2001 while the core processing conversion was being completed. Advertising during the third quarter of 2001 included local radio ads that focused on attracting business customers to the Bank's flavor of high service "relationship banking". The Bank also continues to promote its 2001 theme of "Monterey Bay Bank.
Expect More.  Get The Best."

         Total assets increased from $486.2 million at December 31, 2000 to a record $527.1 million at September 30, 2001.

         Cash & cash equivalents decreased from $25.2 million at December 31, 2000 to $13.4 million at September 30, 2001 due to the Company's using cash to fund an expansion in the loan portfolio.

Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
October 22, 2001


         Investment and mortgage backed securities decreased from $50.3 million at December 31, 2000 to $38.2 million at September 30, 2001. During 2001, the Company has utilized cash flows from sales and prepayments on mortgage related securities to fund an increase in the loan portfolio.

         Loans held for sale totaled $407 thousand at September 30, 2001. The Company sells most of its long term, fixed rate residential mortgage production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program.

         Loans held for investment, net, increased from $391.8 million at December 31, 2000 to a record $454.5 million at September 30, 2001. The increase resulted from a combination of strong internal loan originations and from pool purchases of various types of California real estate loans. Net loans as a percentage of total assets increased from 80.6% at December 31, 2000 to 86.3% at September 30, 2001, in conjunction with the Company's strategy supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital.

         The Company delayed its strategy to evolve its long term loan portfolio diversification away from residential mortgages during the third quarter of 2001, in part due to management's concerns about the near term status of the California economy. Residential mortgages comprised 43.6% of gross loans at September 30, 2001, compared to 43.4% at June 30, 2001 and 37.8% at December 31, 2000. In contrast, construction loans declined from 13.9% of gross loans at December 31, 2000 to 10.0% at June 30, 2001 and 9.1% at September 30, 2001.
Commercial business loans increased from $3.1 million at December 31, 2000 to $6.9 million at September 30, 2001, consistent with the Company's objective of more thoroughly meeting the financial needs of businesses in the Monterey Bay Area.

         Premises and equipment, net, increased from $7.4 million at December 31, 2000 to $7.7 million at September 30, 2001 primarily due to hardware and software purchases in support of the new core processing system.

         Deposits increased from $407.8 million at December 31, 2000 to $428.6 million at September 30, 2001. The Company experienced strong growth in money market deposits during the third quarter of 2001, when the Company advertised its tiered "Money Market Plus" product and conducted an internal sales campaign. The Company continues to focus on attracting new transaction deposit accounts, including those from business customers, in conjunction with its strategic plan.

         Borrowings increased from $32.6 million at December 31, 2000 to $47.9 million at September 30, 2001. During 2001, the Company has utilized FHLB advances to fund some of the expansion in the loan portfolio. All of the Company's FHLB advances at September 30, 2001 were fixed rate, fixed term borrowings without call or put option features.

Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
October 22, 2001


         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized". The Bank remains well in excess of the institution specific regulatory capital requirements imposed by the Office of Thrift Supervision during the first quarter of 2000 in conjunction with the special residential mortgage pool. The Bank's regulatory capital ratios all increased during the third quarter of 2001.

         Consolidated stockholders' equity increased from $43.8 million at December 31, 2000 to $48.7 million at September 30, 2001 due to a combination of net income, continued amortization of deferred stock compensation, Directors receiving their fees in Company stock, appreciation in the portfolio of securities classified as available for sale, and the exercise of vested stock options. The Company has not conducted any share repurchases during 2001. The Company's tangible book value per share increased from $12.54 at December 31, 2000 to $13.63 at September 30, 2001.

         Commenting on the September 11, 2001 terrorist attacks, C. Edward Holden, Chief Executive Officer & President, stated "We were greatly saddened by the terrible events of September 11, 2001. The Company was fortunate in that no employees or their family members were lost. However, like many community banks, we have business relationships with Keefe, Bruyette, & Woods and Sandler O'Neill & Partners. The significant loss of employees at both of these investment banking firms specializing in financial services companies has impacted the entire industry, including the Company. We look forward to working with both firms as they rebuild."

         In reviewing the most recent quarter, Mr. Holden commented, "The Company realized five key accomplishments this quarter. First, we continued implementing our strategy of transforming the bank into a community based financial services firm. Two new commercial relationship managers were recently hired, and our pipeline of business lending has expanded. Second, the Company recorded improved profitability versus prior periods despite the significant legal costs associated with the arbitration. Third, we advanced the arbitration process such that we anticipate a conclusion before the end of the year. Fourth, the Company maintained a favorable credit profile, which we view as particularly important at this point in the economic cycle. Fifth, and finally, we achieved record levels of loans, assets, deposits, and stockholder's equity; fueled by our focused efforts to meet the financial needs of individuals, families, and businesses throughout the Greater Monterey Bay Area."

         Mr. Holden continued, "Our objectives for the fourth quarter include continuing to better utilize the significant new technology implemented at the Company this year, gradually expanding commercial lending, increasing the scope of electronic financial services offered, and evaluating potential new branch sites. We want to expand with our local communities and encourage growth within those communities by assisting our customers in achieving their financial objectives. I am, however, concerned about the potential impact of the slowing economy upon the demand for loans and upon the financial condition of current and prospective customers. We feel that the best approach in this type of economic environment is the one core to our business strategy: fostering quality, longstanding relationships with customers in our market areas."

Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
October 22, 2001


         McKenzie Moss, Chairman of the Board of Directors, commented "The Board of Directors, while pleased with the Company's improved earnings in 2001 versus 2000, acknowledges the importance of bringing the Company's return on equity and efficiency ratios towards levels produced by high performing peer institutions. We remain firmly focused on stockholder value, a focus emphasized by both the Directors' continuing to receive retainer fees exclusively in Company stock and by the numerous share purchases by Directors throughout 2001. In addition, we have continued to utilize stock based compensation as a significant component of management's remuneration."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, expected loan payments, the successful future utilization and efficacy of new technology, the impact of the terrorist actions upon consumer confidence, income, and spending, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer              or          Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com


                             General communication:

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794


                         --- financial data follows ---

                                           MONTEREY BAY BANCORP, INC.
                                       Consolidated Financial Highlights
                                                   Unaudited
                                             (Dollars In Thousands)

                                                                            September 30,          December 31,
                                                                            -------------          ------------
Financial Condition Data                                                             2001                  2000
------------------------------------------------------------                         ----                  ----
Cash and cash equivalents                                                       $  13,380             $  25,159
Investment and mortgage backed securities available for sale                       38,175                50,310

Loans held for sale                                                                   407                    --

Loans receivable held for investment:
      Residential one to four unit real estate loans                              212,309               160,155
      Multifamily five or more units real estate loans                             85,960                76,727
      Commercial and industrial real estate loans                                 110,735               102,322
      Construction loans                                                           43,199                59,052
      Land loans                                                                   11,039                16,310
      Other loans                                                                  13,467                 9,379
                                                                                ---------             ---------

   Sub-total gross loans held for investment                                      476,709               423,945

   (Less) / Plus:
      Undisbursed construction loan funds                                         (15,955)              (26,580)
      Unamortized purchase premiums, net of purchase discounts                        230                    21
      Deferred loan fees and costs, net                                              (105)                 (202)
      Allowance for loan losses                                                    (6,387)               (5,364)
                                                                                ---------             ---------

Loans receivable held for investment, net                                         454,492               391,820

Investment in capital stock of the Federal Home Loan Bank                           3,323                 2,884
Accrued interest receivable                                                         3,151                 2,901
Premises and equipment, net                                                         7,732                 7,375
Core deposit intangibles, net                                                       1,684                 2,195
Real estate acquired via foreclosure, net                                              --                    --
Other assets                                                                        4,754                 3,546
                                                                                ---------             ---------

Total assets                                                                    $ 527,098             $ 486,190
                                                                                =========             =========


Non-interest bearing demand deposits                                             $ 20,016              $ 17,065
Interest bearing NOW checking accounts                                             41,073                41,859
Savings accounts                                                                   19,472                16,503
Money market accounts                                                              97,114                87,651
Certificates of deposit                                                           250,942               244,710
                                                                                ---------             ---------

Total deposits                                                                    428,617               407,788
Borrowings                                                                         47,943                32,582
Other liabilities                                                                   1,826                 1,983
                                                                                ---------             ---------
Total liabilities                                                                 478,386               442,353
                                                                                ---------             ---------
Stockholders' equity                                                               48,712                43,837
                                                                                ---------             ---------
Total liabilities and stockholders' equity                                      $ 527,098             $ 486,190
                                                                                =========             =========

                                              MONTEREY BAY BANCORP, INC.
                                     Consolidated Financial Highlights, Continued
                                                      Unaudited
                                   (Dollars In Thousands Except Per Share Amounts)

                                                                        Three Months Ended                  Nine Months Ended
                                                                             September 30,                      September 30,
                                                           -------------------------------      -----------------------------
Operating Data                                                     2001               2000              2001             2000
------------------------------------------------------             ----               ----              ----             ----
Interest income                                              $    9,758         $    9,514        $   29,464       $   27,976
Interest expense                                                  4,743              5,115            14,924           14,530
                                                             ----------         ----------        ----------       ----------

Net interest income before provision for loan losses              5,015              4,399            14,540           13,446
Provision for loan losses                                           275                650             1,075            1,675
                                                             ----------         ----------        ----------       ----------

Net interest income after provision for loan losses               4,740              3,749            13,465           11,771
                                                             ----------         ----------        ----------       ----------

Non-interest income:
     Gain (loss) on sale of securities, net                         156                 --               190              (77)
     Commissions from sales of non-insured products                  35                145               223              534
     Customer service charges                                       401                356             1,282              949
     Income from loan servicing                                      33                 30                77               90
     Gain on sale of loans                                           18                  4                47               15
     Other income                                                    47                 95               209              203
                                                             ----------         ----------        ----------       ----------

Total non-interest income                                           690                630             2,028            1,714
                                                             ----------         ----------        ----------       ----------

Non-interest expense:
     Compensation and employee benefits                           1,739              1,904             5,052            4,991
     Occupancy and equipment                                        440                329             1,222              960
     Deposit insurance premiums                                      50                 48               148              140
     Data processing fees                                           133                271               746              837
     Legal and accounting expenses                                  274                148               724              489
     Supplies, postage, telephone, and office
       expenses                                                     158                163               510              522
     Advertising and promotion                                       84                 84               141              283
     Amortization of intangible assets                              170                175               511              524
     Consulting                                                      31                 15               336              118
     Other expense                                                  507                415             1,558            1,396
                                                             ----------         ----------        ----------       ----------

Total non-interest expense                                        3,586              3,552            10,948           10,260
                                                             ----------         ----------        ----------       ----------

Income before income taxes                                        1,844                827             4,545            3,225
Provision for income taxes                                          787                366             1,937            1,411
                                                             ----------         ----------        ----------       ----------

Net income                                                   $    1,057         $      461        $    2,608       $    1,814
                                                             ==========         ==========        ==========       ==========

Shares applicable to basic earnings per share                 3,293,853          3,100,164         3,261,032        3,104,580
Basic earnings per share                                     $     0.32         $     0.15        $     0.80       $     0.58
                                                             ==========         ==========        ==========       ==========

Shares applicable to diluted earnings per share               3,385,556          3,103,799         3,320,237        3,110,342
Diluted earnings per share                                   $     0.31         $     0.15        $     0.79       $     0.58
                                                             ==========         ==========        ==========       ==========

                                                MONTEREY BAY BANCORP, INC.
                                             Selected Ratios And Other Data
                                                       Unaudited
                                                 (Dollars In Thousands)

                                                   Three Months Ended September 30,             Nine Months Ended September 30,
                                                   --------------------------------             -------------------------------
                                                          2001                 2000                   2001                 2000
                                                          ----                 ----                   ----                 ----
Profitability Ratios
------------------------------------------

Return on average assets                                 0.80%                0.38%                  0.68%                0.51%
Return on average equity                                 8.76%                4.55%                  7.51%                6.05%
Interest rate spread during the period                   3.64%                3.44%                  3.64%                3.55%
Net interest income / average total assets               3.79%                3.67%                  3.80%                3.80%
Net interest margin                                      3.99%                3.83%                  4.01%                3.97%
Efficiency ratio                                        62.86%               70.63%                 66.08%               67.68%


Other Information
------------------------------------------

Average total assets                                 $ 529,964            $ 479,427             $ 510,046            $ 471,860
Average interest earning assets                      $ 502,611            $ 459,083             $ 483,298            $ 451,369


                                                            At                   At
                                                 September 30,         December 31,
                                                          2001                 2000
                                                          ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                      $   957             $ 4,666
Non-performing loans                                   $   957             $ 4,741
Real estate acquired via foreclosure                        --                  --
Allowance for loan losses                              $ 6,387             $ 5,364

Allowance for loan losses /
     loans outstanding                                   1.38%                1.35%
Allowance for loan losses /
     non-accrual loans                                 667.40%              114.96%


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                   8.12%                8.03%
Core capital ratio                                       8.12%                8.03%
Tier one risk based capital ratio                       11.44%               11.03%
Total risk based capital ratio                          12.70%               12.28%


Other Information
------------------------------------------

Full-service customer facilities                             8                   8
Number of ATM's                                             11                  11
Loan to deposit ratio                                  106.13%              96.08%
Tangible book value per share                           $13.63              $12.54
Shares outstanding                                   3,449,379           3,321,210
